Exhibit 4.12

THIS DEED is made on FEBRUARY 2, 2012

BETWEEN:-

(1)                                 VIRGIN MEDIA INC. whose registered office is at 909 Third Avenue, Suite 2863, New York, New York 10022, USA (the “Company”); and

(2)                                 EES TRUSTEES LIMITED (registered number 576832) whose registered office is at The Pavilions, Bridgwater Road, Bristol, BS13 8AE (the “First Trustee”)

IT IS AGREED AND DECLARED as follows:-

1.                                      ESTABLISHMENT OF THE PLAN

1.1                               The Plan is established by the execution of this Deed pursuant to a resolution of the Compensation Committee of the Board passed on 27 January 2012 and consists of this Deed and the attached Rules.

1.2                               The Company appoints EES Trustees Limited to be the first Trustee of the Plan and EES Trustees Limited has agreed to be the first Trustee of the Plan.

1.3                               The Plan shall be an employees’ share scheme of the Company within the meaning of section 1166 of the Companies Act 2006.

2.                                      DEFINITIONS, HEADINGS AND LAW

2.1                               Definitions: The definitions contained in the Rules as set out in the Schedule to this Deed (as amended from time to time) apply to this Deed:

The definitions contained in the Rules shall have the same meaning in this Deed.

2.2                               Headings: All headings are for convenience only and are not to affect the interpretation of this Deed.

2.3                               Law: The Plan is established under and governed by the law of England and Wales.

3.                                      DECLARATION OF TRUST

3.1                               The Company and the Trustee have agreed that all the Shares and other assets which are issued to or transferred to the Trustee are to be held on the trusts declared by this Deed, and subject to the terms of the Rules. When Shares or assets are transferred to the Trustee by the Company with the intention of being held as part of the Plan they shall be held upon the trusts and provisions of this Deed and the Rules.

3.2                               The Trustee shall hold the Trust Fund upon the following trusts namely:-

(a)                                  as to Shares which have not been awarded to Participants (“Unawarded Shares”) upon trust during the Trust Period to allocate those Shares in accordance with the terms of this Deed and the Rules;

(b)                                 as to Shares which have been awarded to a Participant (“Plan Shares”) upon trust for the benefit of that Participant on the terms and conditions set out in the Rules;

(c)                                  as to Partnership Share Money upon trust to purchase Shares for the benefit of the contributing Eligible Employee in accordance with the Rules; and

(d)                                 as to other assets (“Surplus Assets”) upon trust to use them to purchase further Shares to be held on the trusts declared in (a) above, at such time during the Trust Period and on such terms as the Trustees in their absolute discretion think fit.

3.3                               The income of Unawarded Shares and Surplus Assets shall be accumulated by the Trustee and added to, and held upon the trusts applying to, Surplus Assets.

3.4                               The income of the Plan Shares and Partnership Share Money shall be dealt with in accordance with the Rules.

3.5                               Any Unawarded Shares and Surplus Assets remaining in the hands of the Trustee at the end of the perpetuity period (as defined in clause 11) shall be held by the Trustee on trust to pay or apply them to or for the benefit of the Participating Companies as at the end of the perpetuity period in such proportion having regard to their respective contributions, as the Trustee shall, in its absolute discretion, think appropriate.

3.6                               The Trustee shall endeavour to ensure that Shares arc awarded to Eligible Employees no later than two years from the date on which the Shares arc acquired by the Trustee (if any of the shares in the Company are Readily Convertible Assets at the time the Shares are acquired by the Trustee) and (if none of the shares in the Company are Readily Convertible Assets at that time) within the period of five years from the date on which the Shares are acquired by the Trustee or (if within that period any of the shares in the Company become Readily Convertible Assets) the period of two years beginning with the date on which they became Readily Convertible Assets, whichever ends first.

4.                                      TRUSTEE

4.1                               Appointment: The Company may at any time by deed and without giving any reason, remove a Trustee or appoint a new or additional Trustee. Any change in Trustee will take effect one calendar month after the date that written notice of such change is delivered to the Trustee, or such other date as the Company and the Trustee shall agree.

4.2                               Discharge: A Trustee may only be discharged from office where there remains (or is appointed) two or more individual Trustees or a company as the sole Trustee (a “Corporate Trustee”).

4.2.1                                             Where clause 4.2 applies to allow the discharge of a Trustee, a Trustee is discharged from office if:-

(a)                                  he is removed by a deed executed by the Company; or

(b)                                 he gives three months notice (or any shorter notice as the Company may allow) in writing of his resignation to the Company. A Trustee may resign without giving any reasons and without being responsible for any costs occasioned by their resignation.

4.3                               Resignation: Any Trustee may resign on three month’s notice given in writing to the Company provided that there shall be at least two or more individual Trustees or a Corporate Trustee immediately after the retirement. If this will not be the case without the appointment of an additional Trustee, the Company shall, within the three months after the giving of such notice, appoint such additional Trustee(s) to rectify this. If the Company fails to do so within such period, the retiring Trustee may by deed appoint an additional Trustee(s) and its retirement shall thereupon become effective.

4.4                               Residence: All of the Trustees must be resident in the United Kingdom for all purposes. The Company shall immediately remove any Trustee who ceases to be so resident and, if necessary, appoint a replacement.

4.5                               Trustee’s Obligations: The Trustee has the obligations set out in the Rules and this Deed.

4.6                               Trustee’s Expenses: The Participating Companies shall reimburse to the Trustee upon demand all charges and expenses reasonably incurred by the Trustee in the administration of the Trusts including any remuneration payable to any Trustee for acting as a Trustee and the Participating Companies shall save as otherwise specifically agreed by the Company and the Trustee meet the costs of the administration of the Plan;

4.7                               Trustee’s Remuneration: Any individual Trustee:-

4.7.1                                             whether or not an officer or employee of the Company or any Subsidiaries may receive and retain as remuneration for his services any sum or sums that the Company may from time to time resolve to pay to him for his services as a Trustee;

4.7.2                                             having any personal and beneficial interest (actual or prospective) in the decision may vote and take part in any decision of the Trustee on any matter;

4.8                               Professional Trustees: Any Trustee being a solicitor, accountant, stockbroker or other person engaged in any profession or business is entitled to be paid all usual professional or proper charges for business transacted, time expended and acts done by him or any employee or partner of his firm in connection with this Deed including acts which a Trustee not being in any profession or business could have done personally;

4.9                               Corporate Trustees: Any Trustee being a company may charge and be paid such reasonable remuneration or charges as are from time to time agreed in writing between the Company and the Corporate Trustee;

4.10                        Non-Disqualification: A Participant, director or employee of the Company or any Subsidiary may act as a Trustee and is not accountable for any benefit he receives under the Plan;

4.11                        General: The Trustee is entitled to rely without further enquiry on all information supplied to it by the Company or by any Participating Company and the Trustee shall not be liable to any Participant or any Participating Company or the Company for any loss arising in consequence of the incompleteness or inaccuracy of any such information.

5.                                      TRUSTEE’S PROTECTION

5.1                               Indemnity for Trustee: Subject to clause 5.2, the Participating Companies jointly and severally covenant with the Trustee that they shall keep the Trustee indemnified against any actions, claims and demands arising out of anything lawfully done or caused to be done by the Trustee unless such actions, claims and demands shall be attributable to the fraud or dishonesty of the Trustee (or to the negligence of any professional trustee) in the exercise of the powers and discretions vested in them by this Deed or otherwise arising out of or in connection with this Deed. In addition, the Trustee shall have the benefit of all indemnities conferred upon trustees generally by law and by the Trustee Act 1925 (as modified by statute or re-enacted); and

5.2                               Protection against acts of others: Every Trustee not being a professional corporate trustee or individual Trustee engaged in the business of providing trustee services for a fee is answerable only for losses arising from his own fraud or wilful default and is not answerable for any act, neglect or default of his co-Trustees or co-Trustee.

5.3                               The Trustee is not liable for any neglect or default of any Solicitor, accountant, banker, valuer, or other agent employed/appointed by the Trustees.

5.4                               Any Trustee, who for the purposes of the Plan:

5.4.1                 pays or transfers to his co-Trustee or Trustees; or

5.4.2                 does any act or thing, or makes any omission in relation to:

any monies or other property, is not bound to see to their due application and will not be subsequently rendered liable by any express notice of the misapplication of any monies or property.

6.                                      TRUSTEE’S DUTIES

6.1                               Duty to give notice of awards of Shares:

6.1.1                                             As soon as practicable after any Free or Matching Shares have been awarded to an Eligible Employee, the Trustee shall give him notice of the award:-

(i)                                     specifying the number and description of those Shares; and

(ii)                                  stating their Market Value on the date on which they were awarded to him; and

(iii)                               slating the Holding Period applicable to them; and

(iv)                              stating whether the Shares are subject to forfeiture and the circumstances in which forfeiture will occur.

6.1.2                                             As soon as practicable after any Partnership Shares have been awarded to an Eligible Employee the Trustee shall give him notice of the award:-

(i)                                     specifying the number and description of those Shares; and

(ii)                                  stating the amount of Partnership Share Money applied by the Trustee in acquiring the Shares on his behalf; and

(iii)                               stating their Market Value on the Acquisition Date (within the meaning of Rule 5.3.6 (where there is an Accumulation Period) and within the meaning of Rule 5.4.1 (where there is no Accumulation Period)).

6.1.3                                             As soon as practicable after Dividend Shares have been acquired on behalf of a Participant, the Trustee shall give notice to the Participant of the acquisition:-

(i)                                     specifying the number and description of the Dividend Shares; and

(ii)                                  stating their Market Value on the Acquisition Date (within the meaning of Rule 7.4.1);

(iii)                               stating the Holding Period applicable to them; and

(iv)                              informing the Participant of any amount carried forward under Rule 7.4

6.1.4                                             Where any foreign cash dividend is received in respect of Plan Shares held on behalf of a Participant the Trustee shall give him notice of the amount of any foreign tax deducted from the dividend before it was paid.

6.2                               Duty to retain shares:

6.2.1                                             The Trustee shall not dispose of any Free, Matching or Dividend Shares during the relevant Holding Period (whether by transfer to the Participant or otherwise) unless the Participant has at that time ceased to be in Relevant Employment subject however to the power to authorise the Trustee to accept general offers, clauses 7.1.6, 7.1.7, Rule 9.2 and paragraph 90 of Schedule 2 to 1TEPA (effect of Plan termination notice).

6.2.2                                             If at any time a Participant’s beneficial interest in any of his Shares is assigned, charged or otherwise disposed of, the Shares in question shall be treated for the purposes of the Plan and this Deed as having been assigned, charged or Otherwise disposed (as the case may be) of at that time by the Trustee for a consideration equal to the Market Value of the relevant Shares at the date the beneficial interest is assigned, charged or otherwise disposed (as the case may be). For this purpose, there is no assignment, charge or disposal if:-

(i)                                     in England and Wales or Northern Ireland that interest becomes vested in any person on the insolvency of the Participant or otherwise by operation of law; or

(ii)                                  in Scotland, that interest becomes vested in a judicial factor, in a trustee of the Participant’s sequestrated estate or in a trustee for the benefit of the Participant’s creditors.

6.3                               General duties of the Trustee to Participants:

6.3.1                                             The Trustee must pay over to a Participant as soon as practicable any money or money’s worth received by it in respect of or by reference to any of his Shares (less any costs or expenses of disposal in the case of a disposal), other than money’s worth constituting of New Shares provided that the Trustee shall not be obliged to pay to a Participant any capital receipt, within the meaning of section 502 of ITEPA, of £3 or less and shall be entitled to use such sums to defray the expenses of the Plan. This clause 6.3.1 is subject to the provisions of the Plan relating to the Trustee’s own PAYE obligations and the Trustee’s PAYE obligations in relation to Shares ceasing to be subject to the Plan and in respect of capital receipts.

6.3.2                                             The Trustee shall only dispose of a Participant’s Plan Shares and deal with any right conferred in respect of any of his Plan Shares to be allotted other shares, securities or rights of any description pursuant to a direction given by or on behalf of the Participant. This is subject to the Trustee’s obligations under clause 6.2.1. Participants may, give the Trustee general directions as to voting and any rights conferred in accordance with the first sentence of this clause 6.3.2. In the absence of any such direction or provision by the Plan, the Trustee shall take no action.

6.3.3                                             If any offer, compromise, arrangement or scheme is made which affects the Plan Shares the Trustee shall notify Participants. Each Participant may direct how the Trustee shall act in relation to that Participant’s Plan Shares. In the absence of any direction, the Trustee shall take no action.

6.4                               Duties of the Trustee in relation to tax liabilities:

6.4.1                                             The Trustee must maintain such records as may be necessary for the purposes of their PAYE obligations or the PAYE obligations of the Employer Company so far as they relate to the Plan. For this purpose PAYE obligations includes obligations conferred on the Trustee on Shares ceasing to be subject to the Plan and capital receipts.

6.4.2                                             Where a Participant becomes liable to income tax under ITEPA or Chapters 3 and 4 of Part 4 of the Income Tax (Trading and Other Income) Act 2005 by reason of the occurrence of any event the Trustee must inform the Participant of any facts relevant to determining that liability.

6.5                               Where there is a transfer of Shares to the Trustee which is a transfer by the trustees of an employee share ownership trust which is a qualifying transfer within section 69(3AA) of the Finance Act 1989 (transfer of shares in, or shares purchased from money in an employee share ownership trust immediately before 21 March 2000) those shares:-

(i)                                     must not be awarded to Participants under the Plan as Partnership Shares; and

(ii)                                  must be included in any award of Free or Matching Shares made after the date of the transfer in priority to other Shares available for inclusion in that award.

7.                                      ADMINISTRATION

7.1                               Trustee’s Powers: The Trustee has the following powers and discretions in addition to those conferred on them by the general law:-

7.1.1                                             to agree with the Company all matters relating to administration of the trusts declared by this Deed. No person claiming any interest under the trusts is entitled to question the legality and correctness of any arrangement or agreement made between the Company and the Trustee in relation to the administration of the trusts;

7.1.2                                             to arrange for the Participating Companies to account HMRC or other authority concerned for any amounts deducted from payments made pursuant to this Deed in respect of income tax or any other deductions required by statute;

7.1.3                                             to authorise the manner in which cheques and other documents are signed on their behalf and to delegate the signing of them to any persons they think fit.

7.1.4                                             to procure that any one or more of them may be registered as holder of any Shares held by them on the trusts declared by this Deed.

7.1.5                                             to borrow money to acquire Shares for the purposes of the Plan and paying any other expenses properly incurred by the Trustee in administering the Plan.

7.1.6                                             to dispose of some of the rights given in respect of a Participant’s Shares under a rights issue in order to be able to obtain sufficient funds to exercise other such rights (in accordance with any direction from the relevant Participant).

7.1.7                                             to dispose of any of a Participant’s Plan Shares in order to discharge the Trustee’s PAYE obligations under the Plan in accordance with Rule 9.2.

7.1.8                                             to retain or sell Unawarded Shares at their absolute discretion. The proceeds of any sale of Unawarded Shares shall form part of Surplus Assets.

7.1.9                                             all powers of investment of a beneficial owner in relation to Surplus Assets; and

7.1.10                                      the Trustee shall not be under any liability to the Participating Companies or to current or former Eligible Employees by reason of a failure to diversify investments which results from the retention of Plan or Unawarded Shares.

7.1.11                                      (where the Market Value of Shares falls to be determined for the purposes of Schedule 2 to ITEPA) to agree with HMRC that it shall be determined by reference to such date or dates, or to an average of the values on a number of dates as specified in the agreement.

7.1.12                                      to accept gifts of shares and other assets which shall be held upon the trusts declared by this Deed.

7.2                               Trustees’ Meetings: While there is not a sole Corporate Trustee:-

7.2.1                                             the Trustees may, subject to this Deed, meet, adjourn and regulate their meetings as they think fit.

7.2.2                                             unless the sole Trustee is a Corporate Trustee the quorum for any meeting of the Trustees is two.

7.2.3                                             questions arising shall be decided by a majority of votes and in case of an equality of votes the Chairman, or if there is no permanent Chairman, the chairman of the meeting (who shall be elected by the meeting), shall have a second or casting vote;

7.2.4                                             a resolution in writing signed by all the Trustees is as valid and effectual as a resolution passed at a meeting of the Trustees. Such a resolution may be contained in one document or in several documents in like form each signed by one or more of the Trustees. Such resolutions shall be entered in the minute book referred to in sub-clause 7.2.6;

7.2.5                                             a meeting of the Trustees at which a quorum is present is competent to exercise all the powers and discretions exercisable by the Trustees generally;

7.2.6                                             the Trustees shall cause proper minutes to be kept of all their resolutions and proceedings and to be entered in a book provided for the purpose. Any minutes of any meeting of the Trustees, if purported to be signed by the chairman of the meeting, or by the chairman of the next succeeding meeting, shall be admissible as prima facie evidence of the matters stated in those minutes;

7.2.7                                             valid and effectual receipts and discharges for any monies or other property payable, transferable or deliverable to the Trustees or any of them may be given by any one Trustee or by any person from time to time authorised in writing for the purpose by the Trustees; and

7.2.8                                             the Trustees may from lime to time delegate any business to any one or more of their number.

7.3                               Advisers: The Trustee may, without being responsible for any losses occasioned, act on the advice or opinion of any lawyer, broker, actuary, accountant or other professional or business person whether the advice was obtained by the Trustee or by the Company. The Company shall meet the expenses of such advice to the extent that the same are agreed in advance by the Trustee and the Company (such agreement not to be unreasonably refused, withheld or delayed.)

7.4                               Agents: The Trustee may employ any agent or agents to transact all or any business required in the administration of the trusts, powers, and provisions of this Deed (including the receipt and payment of money and the subscription for acquisition of and award of Shares). The Trustee is not responsible for the default of or any loss caused by any such agent or agents.

7.5                               The Trustee may delegate powers, duties or discretions to any persons and on any terms. No delegation made under this clause shall divest the Trustee of their responsibilities under this Deed or under Schedule 2 to ITEPA.

The Trustee may allow any Shares to be registered in the name of an appointed nominee provided that such Shares shall be registered in a designated account. Such registration shall not divest the Trustee of their responsibilities under this Deed or Schedule 2 to ITEPA.

The Trustee may at any time, and shall if the Company so directs, revoke any delegation made under this clause or require any Plan assets held by another person to be returned to the Trustee, or both.

7.6                               Accounts, records etc: Subject to its obligations under paragraph 7.2.6, the Trustee shall make arrangements with the Company or such other person as the Company may nominate whereby the Company and its Subsidiaries or nominated person will on behalf of the Trustee prepare and keep all necessary accounts (including the accounts of individual employees), records and other documents in connection with the trusts declared by this Deed and generally ensure that all connected administrative work is carried out.

8.                                      INVESTMENT

Any monies at any time held by the Trustee and not immediately required by them for the purpose of this Deed may be invested by the Trustee in any investments of a short-term nature and wheresoever situate as the Trustee shall in their absolute discretion think fit or at their absolute discretion may be placed or left by them in their name on loan (with or without interest) to the Company or any Subsidiary.

9.                                      SUBSIDIARIES

Any Subsidiary may, with the consent of the Company and the Trustee, be and become a party to this Deed and the Plan by entering into a deed agreeing to be bound in all respects by the Deed and the Rules for so long as it is a Subsidiary covenanting with the Trustee that they shall apply to the Trustee all sums that it is required to pay under the Deed and Rules.

A company which ceases to be a Subsidiary shall cease forthwith to participate in the Plan. The Board may also determine that any Subsidiary which is a Participating Company, shall cease to participate. The cessation shall not affect the rights of any Participants employed by that Subsidiary to Shares awarded before a cessation.

10.                               AMENDMENTS

10.1                        No amendment to a Key Feature of the terms of this Deed shall have effect unless and until the written approval of HMRC has been obtained.

10.2                        The Company and the Trustee may at any time by a supplemental deed, modify, alter, amend or extend the provisions of this Deed provided that no purported modification, alteration, amendment or extension shall be effective if as a result:-

10.2.1                                        this Trust together with the Plan would cease to be an employees’ share scheme within the definition contained in section 1166 of the Companies Act 2006; or

10.2.2                                        this Trust would cease to be a trust which satisfies the conditions set out in section 86 of the Inheritance Tax Act 1984 (trusts for benefit of employees); or

10.2.3                                        the trust period would extend beyond the perpetuity period specified in this Deed.

11.                               TERMINATION

The perpetuity period applicable to this Deed is the period of 125 years from the date of this Deed or if earlier the last date on which Plan Shares are removed from the Plan following the issue of a Plan termination notice within the meaning of paragraph 89 of Schedule 2 to ITEPA.

12.                               GENERAL

If any matter arises on or in connection with this Deed or its operation for which specific provision is not made in this Deed or in any supplemental deed or in the Rules, the matter shall be resolved, dealt with or provided for in any manner as the Board shall in its absolute discretion consider appropriate after taking into account the respective interests of the Company and of the Participants.

13.                               TRUSTEE’S LIEN

The Trustee’s lien over the Trust fund in respect of liabilities incurred by it in the performance of its duties (including the repayment of borrowed money and tax liabilities) shall be enforceable subject to the following restrictions:

(a)                                  the Trustee shall not be entitled to resort to Partnership Share Money for the satisfaction of any of its liabilities; and

(b)                                 the Trustee shall not be entitled to resort to Plan Shares for the satisfaction of its liabilities except to the extent that this is permitted by the Plan.

IN WITNESS Whereof this document has been duly signed as a DEED and DELIVERED the day and year first before written

SIGNED as a DEED on behalf of		)
VIRGIN MEDIA INC.,		)
a company incorporated in New York,		)
by Elisa Nardi, being a person who,		)
in accordance with the laws of that territory,		)
is acting under the authority of the company		)

/s/ Elisa Nardi		Authorised Signatory

The COMMON SEAL of	)
EES Trustees Limited was put on this	)
Deed in the presence of:	)

/s/ Nick Oldfield		Director
/s/ Kevan Botha		Director/Secretary

SCHEDULE

THE RULES OF THE VIRGIN MEDIA INC. SHARE INCENTIVE PLAN

PART 1

Definitions

In the Deed and the rules:-

1.1          The following words and expressions bear the following meanings:-

“Accounting Period”	an accounting reference period of the Company under the Companies Act 2006;

“appropriate”	formally to vest the beneficial interest (subject to the provisions of this Deed) in specific Shares in an Eligible Employee pursuant to these Rules;

“Associated Company”	shall mean an associated company as defined in paragraph 94 of Schedule 2 of ITEPA;

“Award Date”	the date on which an award of Shares is made under the Plan;

“award of Shares”	an award of Shares is made under the Plan on each occasion when in accordance with the Plan:-

(a) Matching or Free Shares are appropriated to employees;

(b) Partnership Shares are acquired on behalf of employees; or

(c) Dividend Shares are acquired on behalf of employees.

“the Board”	the Board of Directors of the Company or a duly constituted committee thereof;

“Close Company”	a close company as defined in section 439 of the Corporation Tax Act 2010 as varied by paragraph 20(4) of Schedule 2 to ITEPA;

“the Company”	Virgin Media Inc.;

“Connected Company”	either:-

(a) a company which Controls or is Controlled by the Company or which is Controlled by a company which also Controls the Company; or

(b) a company which is a member of a consortium owning the Company or which is owned in part by the Company as a member of a consortium;

“connected person”	has the meaning as in section 993 of the Income Tax Act 2007;

“Control”	unless otherwise indicated has the same meaning as in section 995 of the Income Tax Act 2007;

“Dealing Day”	a day on which NASDAQ or the London Stock Exchange is open for business;

“Deed”	the attached trust deed relating to the Plan;

“Dividend Shares”	Shares acquired on behalf of a Participant from the reinvestment of cash dividends under Part 7 of the Plan and which are subject to the Plan;

“Eligible Employee”	any person who is eligible to participate in the Plan in accordance with Part 2;

“Employer Company”

for the purposes of Rules 9.2.2. and 9.2.3 the company of which the Participant is an employee at the time when the relevant Shares cease to be subject to the Plan and to whom the PAYE regulations within the meaning of section 684(8) of ITEPA at that time apply and for the purposes of Rule 8.1.2 shall mean the company of which the Participant is an employee at the time the Trustee receives the relevant sum of money and to whom the PAYE regulations (within the meaning of section 684(8) of ITEPA), at that time apply;

“Forfeiture Period”

a period of not more than three years beginning with the date on which the relevant Shares were awarded to the Participant as may be specified by the Board in relation to that award provided that the same period must apply to all Free or Matching Shares included in the same award under the Plan;

“Free Shares”	Shares awarded under Part 4 of the Plan which are subject to the Plan;

“HMRC”	HM Revenue & Customs;

“Holding Period”	(a) in relation to Free Shares the period specified by the Board as mentioned in Rule 4.2;

(b) in relation to Matching Shares the period specified by the Board as mentioned in Rule 6.3; and

(c) in relation to Dividend Shares the period specified by the Board as mentioned in Rule 7.3;

“ITEPA”	the Income Tax (Earnings and Pensions) Act 2003;

“Initial Market Value”	in relation to any Shares shall mean the Market Value of the Shares on the day on which they are awarded;

“London Stock Exchange”	London Stock Exchange plc;

“Market Value”

on any date shall mean if and so long as the Shares are listed on the Official List and admitted to trading on the main market of the London Stock Exchange, the middle market quotation of a Share for the Dealing Day immediately prior to the date on which the Market Value needs to be determined for the purposes of the Plan or where the Shares are not so listed or dealings in the Shares have been suspended for any reason its market value determined in accordance with Part VIII of the Taxation of Chargeable Gains Act 1992 and agreed in advance with HMRC;

“Matching Shares”	Shares awarded under Part 6 of the Plan which are subject to the Plan;

“Material Interest”	has the meaning as set out at paragraph 20 of Schedule 2 to ITEPA;

“NASDAQ”	the NASDAQ stock exchange;

“Official List”

the list maintained by the UK Listing Authority in accordance with Section 74(5) of the Financial Services and Markets Act 2000 (The Official List) for the purposes of Part VI of the Financial Services and Markets Act 2000 (Official Listing);

“Participant”	any person to whom Shares have been awarded under the Plan;

“Participating Company”

the Company and such of its Subsidiaries as have executed deeds of adherence to the Plan under clause 9 of the Deed provided that Participating Companies must not be selected so that the Plan has or is likely to have the effect of conferring benefits wholly or mainly on:-

(a) directors; or

(b) employees receiving higher levels of remuneration;

“Partnership Share Money”	as defined in Rule 5.2.3;

“Partnership Shares”	Shares awarded under Part 5 of the Plan which are subject to the Plan;

“PAYE obligations”	the obligations that arise in respect of the liability to account for income tax under PAYE and (where appropriate) employee’s National Insurance contributions;

“Performance Period”	such period as the Board shall determine over which performance shall be measured for the purpose of Performance Awards;

“the Plan”	the Virgin Media Inc. Share Incentive Plan as constituted pursuant to a resolution of the Compensation Committee of the Board passed on 27 January 2012 and the Deed and the Rules;

“Plan Shares”	(a)	Free Shares, Matching Shares or Partnership Shares awarded to Participants;

	(b)	Dividend Shares acquired on behalf of Participants; and

	(c)	shares in relation to which paragraph 87(2) and (3) (consequences of a company reconstruction: new shares) of Schedule 2 to ITEPA applies;

“Qualifying Company”	means:

	(a)	a company that is a Participating Company at the end of the Qualifying Period; or

	(b)	a company that when the individual was employed by it was a Participating Company; or

	(c)	a company that when the individual was employed by it was an Associated Company of:-

(i) a company qualifying under paragraph (a) or (b); or

(ii) another Qualifying Company.

“Qualifying Period”	such period (if any) as the Board may from time to time specify for the purposes of Rule 2 provided that:-

	(a)	in the case of Free Shares such period shall not be more than eighteen months ending on the date on which the award is made; and

	(b)	in the case of Partnership or Matching Shares:-

(i) where there is no Accumulation Period, a period of not more than eighteen months ending with the deduction of Partnership Share Money relating to the award; and

(ii) where there is an Accumulation Period, a period of not more than six months ending with the start of the Accumulation Period relating to the award; and

(c) the same period must apply in relation to all employees of all Participating Companies in respect of that award;

“Readily Convertible Asset”	has the meaning set out in section 702 of ITEPA (as varied by section 509 (4) and (5) of ITEPA;

“Redundancy”	redundancy within the meaning of the Employment Rights Act 1996;

“Relevant Employment”	employment by the Company or an Associated Company. A Participant does not cease to be in Relevant Employment if he remains in the employment of the company or any Associated Company;

“Retirement Age”	means 50 years old;

“the Rules”	the rules of the Plan set out in this Schedule and amended from time to time in accordance with the provisions herein contained;

“Salary”

such of the emoluments of the employment by reference to which an individual is eligible to participate in the Plan as are liable to be paid under deduction of tax pursuant to sections 684 and 685 of ITEPA (PAYE) (or would be if that individual were within the scope of the charge to tax under Part 2 ITEPA) after deducting amounts included by virtue of paragraph 43(4) of Schedule 2 to that Act (expenses and benefits in kind) (or which would have been had the individual been within the scope of the charge to tax under Part 2 ITEPA) or would be so liable apart from these Rules;

“Shares”	ordinary shares of $0.01 per share each in the capital of the Company which comply with the conditions set out in paragraphs 26-33 inclusive of Schedule 2 to ITEPA;

“Share Scheme”	an approved employee share incentive plan under Schedule 2 to ITEPA;

“Subsidiary”	any company which is for the time being Controlled by the Company;

“the Trustee”	the trustee or trustees for the time being of the Plan;

“the Trust Fund”	all assets transferred to the Trustee to be held on the terms of the Trust Deed and the assets from time to time representing such assets, including any accumulations of income;

“the Trust Period”	the period set out in clause 11 of the Trust Deed;

“UK Listing Authority”

the Financial Services Authority acting in its capacity as competent authority for the purposes of Part VI of the Financial Services and Markets Act 2000 (or any body with responsibility under legislation replacing the Financial Services and Markets Act 2000 for carrying out regulatory actions); and

“Year”	a year beginning on any 6 April and ending on the following 5 April.

1.2                               Reference to any Act or Part, Chapter or section thereof shall include any statutory modification, amendment or re-enactment thereof for the time being in force.

1.3                               Words of the masculine gender shall include the feminine and vice versa and words in the singular shall include the plural and vice versa unless, in either case, the context otherwise requires or it is otherwise stated.

PART 2

ELIGIBILITY

2.1                               On each occasion that the Board proposes that an award of Shares should be made under the Plan it must determine who is eligible to participate in accordance with this Part 2. Certain individuals have to be invited to participate whilst some individuals are prohibited from participating in the Plan. The Board may invite individuals to participate in the Plan who do not necessarily have to be invited.

2.2                               Whenever an award is to be made under the Plan then, subject to Rule 2.5 any individual who satisfies all of the following criteria must be able to participate in the award and invited to do so:-

2.2.1                                             he is an employee of a Participating Company;

2.2.2                                             he has at all times during the Qualifying Period (if any) specified for that award of Shares been an employee of a Qualifying Company;

2.2.3                                             he is chargeable to income tax in accordance with paragraph 8(2) of Schedule 2 to ITEPA;

2.2.4                                             the criteria set out in Rule 2.4 do not apply to him.

2.3                               Any individual who satisfies all of the following criteria may, subject to Rule 2.5, be allowed to participate in the award and may be invited to do so:-

2.3.1                                             he is an employee of a Participating Company;

2.3.2                                             he has at all times during the Qualifying Period (if any) specified for that award of Shares been an employee of a Qualifying Company;

2.3.3                                             the criteria set out in Rule 2.4 do not apply to him;

2.3.4                                             he satisfies any additional objective eligibility criteria set by the Board.

2.4                               Any individual to whom either of the following applies must not be invited to participate in the award:-

2.4.1                                             (if the Company is a Close Company) he has or has had within the preceding 12 months a Material Interest in the Company or in a company which has Control of the Company;

2.4.2                                             (where the award is of Free Shares) he is at the same time to participate in another Share Scheme established by the Company or a Connected Company in the same Year (or would have participated but for his failure to meet a performance target) or (where the award is of Partnership or Matching Shares) he is at the same time to participate in another Share Scheme established by the Company or a Connected Company in the same Year (or would have participated but for his failure to meet a performance target).

2.5                               An individual may only participate in an award of Free, Matching or Partnership Shares if he continues to satisfy Rule 2.2 or 2.3 and does not fall within Rule 2.4:-

2.5.1                                             at the time the award is made (in the case of Free Shares);

2.5.2                                             in the case of Partnership or Matching Shares:-

(a)                                           (if there is no Accumulation Period) at the time the Partnership Share Money relating to the award is deducted;

(b)                                          (if there is an Accumulation Period) at the time of the first deduction of Partnership Share Money relating to the award.

2.6                               If an individual is to participate in an award of Shares under the Plan in a Year in which he has already participated in an award of shares under one or more other approved employee share incentive plans established by the Company or a Connected Company under Schedule 2 to ITBPA, then the limits in Rules 4.1 (Free Shares), 5.1 (Partnership Shares) and 7.2 (Dividend Shares) shall apply as if the Plan and the other plan or plans were a single plan.

2.7                               The Trustee must maintain records of those Participants who have participated in one or more other approved employee share incentive plans established by the Company or a Connected Company under Schedule 2 to ITEPA.

PART 3

OPERATION OF THE PLAN

3.1                               Times at which the Plan can be operated

3.1.1                                             Invitations for and awards of Free, Matching and Partnership Shares can generally be made at any time, however they should not take place and Free Share Agreements and/or Partnership Share Agreements should not commence at any time when the Trustee is restricted from doing so by statute, order or regulation (including any regulation, order or requirement imposed on the Trustee by NASDAQ or the London Stock Exchange or any other regulatory authority).

3.1.2                                             The Trustee may issue invitations for and make awards of Free, Matching and Partnership Shares more than once during a Year provided that the statutory limits on individual participation for that Year are not exceeded.

3.2                               Determining who is eligible to participate

3.2.1                                             On each occasion that the Board decides to make an award it must determine the following:-

(a)                                  whether a Qualifying Period will apply in deciding who is to be an Eligible Employee on that occasion and, if so, the length of that period; and

(b)                                 whether the award will be extended to individuals who do not have to be invited to participate and the criteria that will be used to determine which of these individuals may participate.

3.2.2                                             The Board must then determine who will be eligible to participate in the award on that occasion in accordance with Part 2 and whether those individuals have been invited to participate in the award and have entered into an agreement with the Company (a “Free Share Agreement” or a “Partnership Share Agreement”) in such terms as the Board may prescribe. If they have not then an invitation must be issued to them.

3.2.3                                             Subject to the specific provisions of these Rules and the Deed every individual who is invited to participate in the Plan must be invited to participate on similar terms and those who do participate must actually do so on the same terms (the “Same Terms Requirement”).

3.3                               Deciding what share benefits to offer

3.3.1                                             The Board then needs to decide what kind of share benefit(s) it proposes should be offered on this occasion.  This can be any of or any combination of the following:-

(a)                                  Free Shares (see PART 4);

(b)                                 Partnership Shares (sec PART 5);

(c)                                  Partnership Shares with Matching Shares (see PART 6); and

(d)                                 Dividend Shares (see PART 7)

3.4                               Procedure for award of Free Shares

3.4.1                                             Performance Allowances

(a)                                  the Board must determine when the Performance Period will begin and how long it will last;

(b)                                 the Board then needs to decide whether to use Method 1 or Method 2 to set the performance measures and (if Method 2 is used) identify the performance units by reference to which performance will be measured;

(c)                                  the Board must then carry out the notifications set out in Rule 4.4.6; and

(d)                                 at the end of the Performance Period the Board must follow the procedure for all Free Shares set out in 3.4.2.

3.4.2                                             Free Shares

(a)                                  the Board must fix the Award Date;

(b)                                 the Board then needs to decide the basis upon which the Free Shares will be awarded;

(c)                                  the Board needs to decide what the Holding Period will be;

(d)                                 the Board needs to decide whether the Free Shares will be subject to forfeiture;

(e)                                  those individuals who are eligible in accordance with Rule 2 and have not yet been invited to participate in the award must be invited;

(f)                                    prior to the Award Date the Board shall provide the Trustee with the names and addresses of all those individuals who are to receive an award of Free Shares together with details of either the aggregate Initial Market Value of the Free Shares to be awarded to each such individual or the number of Free Shares that each individual is to receive;

(g)                                 the Board shall notify the Trustee of the following:-

(i)                                     the Holding Period relevant to that award;

(ii)                                  whether the Free Shares will be subject to forfeiture and if so, up to what date;

(h)                                 the relevant Participating Companies will then provide the Trustee with funds to purchase or subscribe for Shares (if the Trustee does not already hold the Shares);

(i)                                     on the Award Date the Board shall notify the Trustee of the Initial Market Value and the Trustee shall accordingly award the Free Shares. The Board shall notify the Trustee in the event that any individuals are no longer eligible to participate in the Plan on the Award Date; and

(j)                                     the Trustee shall notify Participants of the award in accordance with clause 6.1.1 of the Deed.

3.5                               Procedure for Partnership Shares (including where there is a Matching Element)

3.5.1                                             The Board needs to decide whether there is to be an Accumulation Period or not, and if so, the length of that period and the intervals at which deductions shall be made.

3.5.2                                             The Board must determine whether there is to be a minimum amount which can be deducted and if so, what (subject to Rule 5.1.3) this will be, The Board must also determine (subject to Rule 5.1.1) any maximum which may be deducted and whether there is to be a maximum number of Shares within an award.

3.5.3                                             Invitations to enter into Partnership Share Agreements will then be sent to Eligible Employees.

3.5.4                                             When it issues invitations to enter into Partnership Share Agreements the Board must specify a date by which the agreements must be returned.

3.5.5                                             The Board will notify the Trustee of those individuals who have entered into Partnership Share Agreements.

3.5.6                                             Partnership Share Agreements will commence on the date specified in the invitation by the Board and if there is an Accumulation Period the Partnership Share Agreement will specify the date when each Accumulation Period will start and end.

3.5.7                                             Any notices in relation to any restriction on the number of Shares subject to the award must be given before the dates specified in Rule 5.1.5. Deductions from pre-tax Salary will be made and paid to the Trustee in accordance with the terms of the Partnership Share Agreement.

3.5.8                                             The Board will notify the Trustee in the event that any individual has ceased to be an Eligible Employee for the purposes of Rule 2.5.2. The Trustee will then apply the Partnership Share Money in the award of Partnership Shares in accordance with Part 5 of these Rules.

3.5.9                                             If Matching Shares are to be offered then these must be appropriated by the Trustee at the same time that Partnership Shares are acquired on behalf of Eligible Employees. The Board must determine whether the Matching Shares are to be made subject to a provision for forfeiture and what the Holding Period shall be.

3.5.10                                      The Trustee shall notify Participants in accordance with clauses 6.1.1 (in the case of Matching Shares) and 6.1.2 (in the case of Partnership Shares) of the Deed.

PART 4

FREE SHARES

The Board can choose to direct the Trustee to award Free Shares to Eligible Employees in accordance with the provisions of this Part 4.

4.1                               Maximum Annual Award

The Initial Market Value of Free Shares awarded to any Participant in a Year cannot exceed £3,000 or such other limit as may be specified by statute in respect of Free Shares from time to time.

4.2                               Holding Period

4.2.1                                             In respect of each award of Free Shares under this Part 4 the Board must specify the Holding Period relating to those Shares. For this purpose the Holding Period is the period during which a Participant is, by virtue of the Free Share Agreement, bound by contract with the Company to:

(a)                                  permit his Free Shares to remain in the hands of the Trustee; and

(b)                                 (subject to Rule 4.5) not to assign, charge or otherwise dispose of his beneficial interest in the Free Shares.

4.2.2                                             The Holding Period shall be such period as is determined by the Board acting in its absolute discretion provided that the Holding Period:-

(a)                                  must not be less than three years or more than five years beginning with the date on which the Free Shares are awarded to the Participant; and

(b)                                 must be the same for all Shares in the same award, however, the Board may specify a different Holding Period for different awards of Free Shares. The Board may not increase the Holding Period specified in respect of Free Shares that have already been awarded under the Plan.

4.2.3                                             The Participant’s obligations with respect to the Holding Period come to an end if during the Holding Period he ceases to be in Relevant Employment and are subject to Rule 4.5, Rule 9.2 (duty to account for PAYE) and paragraph 90 of Schedule 2 to ITEPA (termination of Plan: early removal of Shares with Participant’s consent).

4.2.4                                             The Trustee shall notify individuals to whom Free Shares have been awarded of the Holding Period applicable to those Shares.

4.3                               Basis upon which Free Shares can be appropriated

4.3.1                                             Subject to the provisions of Rule 4.4 awards of Free Shares must satisfy the Similar Terms Requirement described in Rule 3.2.3. The Similar Terms Requirement is not infringed by the award of Free Shares by reference only to an individual’s:-

(a)                                  level of remuneration; or

(b)                                 length of service; or

(c)                                  hours worked,

however if the award of Free Shares is by reference to more than one of these factors, the Similar Terms Requirement is infringed unless each factor gives rise to a separate entitlement directly proportional to the amount of remuneration, length of service or hours worked and the total entitlement is the sum of those separate entitlements.

4.4                               Performance Allowances

4.4.1                                             The Board can determine that whether or not Free Shares will be awarded to an individual or the number or value of Free Shares awarded will be conditional on performance targets being met (“Performance Allowances”). If there are to be Performance Allowances in relation to an award then the requirements of this Rule 4.4 must be satisfied. In addition, where there are to be Performance Allowances in relation to an award then all persons invited to participate in relation to that award must be offered an opportunity to receive an award of Free Shares by reference to performance.

4.4.2                                             Performance Allowances can apply in relation to an award only in accordance with either Method 1 or Method 2.

Method 1

4.4.3                                             If Performance Allowances arc to apply under Method 1 then the Similar Terms Requirement does not have to be satisfied. This means that each employee can have a different performance measure. The Board must determine the performance measures and the period over which performance will be measured (the “Performance Period”). If Performance Allowances are to apply under Method 1 then the following conditions must be satisfied:-

(a)                                  not more than 80% of the total number of Free Shares in the award may be awarded by reference to performance (i.e. at least 20% of the Free Shares must be awarded without reference to performance and must be awarded in accordance with the Similar Terms Requirement); and

(b)                                 the highest number of Shares awarded by reference to performance must not be more than four times greater than the highest number of Shares within a non-performance related award; and

(c)                                  if Free Shares of different classes are awarded the requirements of (a) and (b) apply separately in relation to each class.

Method 2

4.4.4                                             If Performance Allowances are to apply under Method 2 then all the Free Shares awarded in the relevant Performance Period can be awarded by reference to performance (this doesn’t mean that the Board necessarily has to determine that all the Free Shares will be awarded by reference to performance). The Board must determine the performance units into which employees will be divided and apply a performance measure to each such unit. Different performance measures may apply to different performance units provided that individuals within each performance unit participate in accordance with the Similar Terms Requirement. Awards of Shares to members of different performance units do not have to be in accordance with the Similar Terms Requirements, however, the likelihood (at the time they are set) of the performance measures being met by each performance unit must (in the reasonable opinion of the Board) be comparable.

4.4.5                                             Under Method 1 and Method 2:-

(a)                                  the performance measures must be based on business results or other objective criteria;

(b)                                 the performance measures must be fair and objective measures of the performance of the units to which they are or may be applied;

(c)                                  the performance measures must be set for performance units comprising one or more employees; and

(d)                                 an employee must not be a member of more than one performance unit.

4.4.6                                             In respect of all awards to which Performance Allowances apply the Board must:-

(a)                                  notify each individual who the Board reasonably expects to participate in the award of the performance measures which will be used to determine the number or value of Free Shares awarded to him; and

(b)                                 notify all Eligible Employees of all Participating Companies who either have to be invited to participate in the award or may and have been so invited in general terms of the performance measures which will be used to determine the number or value of free Shares to be awarded to each employee participating in the award;

provided that these notices must be given as soon as reasonably practicable. The Board may exclude from the notice in 4.4.6(b) any information the disclosure of which the Board reasonably considers would prejudice commercial confidentiality.

4.5                               Power to authorise Trustee to accept general offers etc.

4.5.1                                             A Participant may direct the Trustee to do any of the following during the Holding Period-

(a)                                  to accept an offer for any of his Free Shares (“the original shares”) if the acceptance or agreement will result in a new holding being equated with the original shares for the purposes of capital gains tax; or

(b)                                 to agree to a transaction affecting his Free Shares or such of them as are of a particular class, if the transaction would be entered into pursuant to a compromise, arrangement or scheme applicable to or affecting -

(i)                                     all the ordinary share capital of the Company or, as the case may be, all the shares of the class in question, or

(ii)                                  all the shares, or all the shares of the class in question, which are held by a class of shareholders identified otherwise than by reference to their employment or their participation in an approved employee share ownership plan; or

(c)                                  to accept an offer of cash, with or Without other assets, for his Free Shares if the offer forms part of a general offer which is made to holders of shares of the same class as his or of shares in the same company and which is made in the first instance on a condition such that if it is satisfied the person making the offer will have control of that company, within the meaning of section 450 of the Corporation Tax Act 2010; or

(d)                                 to accept an offer of a qualifying corporate bond (whether alone or with other assets or cash or both) for his Free Shares if the other forms part of such general offer as is mentioned in paragraph (c).

4.5.2                                             In 4.5.1(d) “qualifying corporate bond” shall be construed in accordance with section 117 of the Taxation of Chargeable Gains Act 1992.

4.6                               Forfeiture of Free Shares

4.6.1                                             The Board can determine that all Free Shares awarded on a particular occasion will be subject to a provision for forfeiture in accordance with paragraph 32 of Schedule 2 to 1TEPA. This means that a Participant shall cease to be beneficially entitled to the Shares in certain specified circumstances. These circumstances can be:-

(a)                                  where a Participant ceases to be in Relevant Employment before the end of the Forfeiture Period; or

(b)                                 on the Participant withdrawing the Free Shares from the Plan during the Forfeiture Period provided that Free Shares may not be forfeited if the Participant leaves by reason of his death, injury, disability, Redundancy, by reason of his retirement on or after he reaches Retirement Age, by reason of a transfer to which the Transfer of Undertakings (Protection of Employment) Regulations 1981 apply or by reason of a change of Control or other circumstances as a result of which the company by which he is employed ceases to be an Associated Company of the Company.

4.6.2                                             If a Participant leaves and/or withdraws his shares during the Forfeiture Period under Rule 4.6.1 he shall forfeit 100% of his Shares.

PART 5
PARTNERSHIP SHARES

The Board can choose to invite Eligible Employees to enter into a “Partnership Share Agreement” with the Company in such time as the Board may prescribe to buy Partnership Shares using amounts deducted from their pre-tax Salary in accordance with the provisions of this Part 5.

5.1          Maximum and Minimum amount of pre-tax Salary that can be used to buy Partnership Shares

5.1.1                                             The amount deducted from an Eligible Employee’s pre-tax Salary to buy Partnership Shares must not exceed £1,500 in any Year or such lower limit as the Board may specify from time to time (provided that the same limit must apply to all Eligible Employees) or such other limits as may be specified by statute in respect of Partnership Shares from time to time. Different limits may be specified in relation to different awards of Shares.

5.1.2                                             The amount deducted from an Eligible Employee’s pre-tax Salary to buy Partnership Shares must not exceed 10% of the pre-tax Salary from which the deduction is made or the total pre-tax Salary payments made to the Eligible Employee over the Accumulation Period or such lower percentage as the Board may specify from time to time (provided that the same percentage must apply to all Eligible Employees) or such other percentage as may be specified by statute in respect of Partnership Shares. A different percentage may be specified in relation to different awards of Shares.

5.1.3                                             The Board can determine that the amount deducted from an Eligible Employee’s pre-tax Salary to buy Partnership Shares on any occasion may not be less than a specified sum (which cannot be more than £10 or such lower limit as is specified by statute in relation to Partnership Shares from time to time) provided that the same limit must apply to all Eligible Employees.

5.1.4                                             Any amount deducted in excess of that allowed by this Rule 5.1 must be paid over to the relevant individuals as soon as practicable and after the deduction of income under PAYE and National Insurance contributions.

5.1.5                                             The Board can determine that there will be a maximum number of Shares within an award of Partnership Shares. If the Board so determines then Eligible Employees must be notified of this maximum in accordance with Rule 5.5. If the Board receives Partnership Share Agreements that would result in the aggregate number of Shares acquired exceeding this maximum it can reduce the number of Shares awarded as follows:-

(a)                                  the excess over any minimum contribution set by the Board under

Rule 5.1.3 shall be reduced pro rata. If the Shares are still over subscribed;

(b)                                 all monthly deductions shall be reduced to the minimum contribution set by the Board under Rule 5.1.3. If the Shares are still oversubscribed;

(c)                                  applications should be selected by lot, each based on the minimum contribution set by the Board under Rule 5.1.3.

Where there is an Accumulation Period, this scaling down may take place at the end of the Accumulation Period. Any Partnership Share Money not applied in the acquisition of Partnership Shares must be paid over to the relevant individuals as soon as practicable and after the deduction of income tax under PAYE and National Insurance Contributions.

5.2          Partnership Share Agreement

5.2.1                                             Eligible Employees may only buy Partnership Shares if they have entered into an agreement with the Company (a “Partnership Share Agreement”) in such a form as is specified by the Board and in accordance with the terms of this Rule 5.2.

5.2.2                                             Under the terms of the Partnership Share Agreement the Eligible Employee shall authorise the Company to deduct part of his pre-tax Salary for the purchase of Partnership Shares and the Company shall undertake to arrange for Partnership Shares to be awarded to the Eligible Employee in accordance with the Plan.

5.2.3                                             The Partnership Share Agreement shall be given effect by deductions from an employee’s Salary. The Partnership Share Agreement will specify:-

(a)                                  the amounts to be deducted from the Eligible Employee’s pre-tax Salary (such amounts to be known as “Partnership Share Money”). This can be expressed as a percentage of the Eligible Employee’s Salary; and

(b)                                 at what intervals such deductions are to be made.

The Eligible Employee’s “employer company” (i.e. the company by reference to which he is eligible to participate in the Plan) is required to calculate the amounts and intervals of the deduction having regard to the limits in Rule 5.1. The Eligible Employee and the Company can agree to vary these amounts or intervals provided however that the limits in Rule 5.1 must not be exceeded.

5.2.4                                             The Partnership Share Agreement must contain a notice in such form as is prescribed by regulations made by the Board of HMRC at the relevant time containing prescribed information as to the possible effect of deductions on an individual’s entitlement to social security benefits, statutory sick pay and statutory maternity pay.

5.2.5                                             Partnership Share Money deducted in accordance with a Partnership Share Agreement shall be paid to the Trustee as soon as practicable and held on behalf of the relevant Eligible Employee until such time as it is applied by the Trustee in acquiring Partnership Shares on the Eligible Employee’s behalf (and this includes the Trustee appropriating to the Eligible Employee Shares that it already holds). The Trustee must hold the money in an account (interest bearing or otherwise) with a person falling within s.991(2)(b) of the Income Tax Act 2007, a building society or a firm falling within s.991(2)(c) of the Income Tax Act 2007. If the Partnership Share Money is held in an interest bearing account the Trustee must account to the relevant employee for that interest. The Trustee shall be under no obligation to place Partnership Share Money in an interest-hearing account.

5.2.6                                             The Partnership Share Agreement can either provide that Partnership Share Money will be collected over a period of time in accordance with Rule 5.3 (an “Accumulation Period”) or that there will be no Accumulation Period.

5.3          Acquisition of Partnership Shares (where the Partnership Share Agreement specifies an Accumulation Period)

5.3.1                                             The Partnership Share Agreement must state the date on which each Accumulation Period starts (the beginning of the first period must not be later than the date on which the first deduction from Salary is made) and when it ends.

5.3.2                                             An Accumulation Period may not last longer than twelve months.

5.3.3                                             The Accumulation Period which applies in relation to each award of Partnership Shares must be the same for all individuals who are eligible to participate in the award.

5.3.4                                             The Partnership Share Agreement may specify that an Accumulation Period comes to an end on the occurrence of a specified event.

5.3.5                                             If during an Accumulation Period a transaction occurs in relation to any of the shares (the “Original Holding”) to be acquired under the Partnership Share Agreement which results in a new holding of shares being equated with the Original Holding as if it were an agreement for the purpose of capital gains tax and the employee gives his consent for the purposes of this Rule, the Partnership Share Agreement shall have effect after the time of that transaction as if it were an agreement for the purchase of shares comprised in the new holding.

5.3.6                                             Partnership Share Money accumulated over the Accumulation Period will be applied by the Trustee in acquiring Partnership Shares on behalf of the relevant Eligible Employee on the “Acquisition Date” being the date set by the Trustee in relation to the award of Partnership Shares which must be a date within 30 days after the end of the Accumulation Period that applies in relation to the award.

5.3.7                                             The number of Partnership Shares acquired on behalf of each Eligible Employee shall be the lower of:-

(a)                                           the Market Value of the Shares at the beginning of the Accumulation Period; and

(b)                                          the Market Value of the Shares on the Acquisition Date.

Any surplus Partnership Money remaining after the acquisition of Partnership Shares by the Trustee may (with the agreement of the relevant Eligible Employee) be carried forward to the next Accumulation Period or otherwise paid over to him subject to both deduction of income tax under PAYE and employee’s National Insurance Contributions as soon as practicable.

5.3.8                                             Where Partnership Share Money has been deducted in an Accumulation Period and the employee ceases to be in Relevant Employment during that period, the Partnership Share Money must be paid over to the individual subject to both deduction of income tax under PAYE and employee’s National Insurance Contributions as soon as possible.

5.3.9                                             The Partnership Share Agreement may provide that where an Accumulation Period comes to an end on the occurrence of a specified event the Partnership Share Money deducted in that period must be paid over to the individual as soon as practicable subject to both deduction of income tax under PAYE and employees’ National Insurance Contributions instead of being applied in acquiring Shares.

5.4          Acquisition of Partnership Shares where the Partnership Share Agreement does not specify an Accumulation Period

5.4.1                                             The money deducted from an Eligible Employee’s Salary will be applied by the Trustee in acquiring Partnership Shares on behalf of the employee on the “Acquisition Date” being the date set by the Trustee in relation to the award of Partnership Shares which must be within 30 days after the last date on which Partnership Share Money to be applied in acquiring the Shares was deducted.

5.4.2                                             The number of Partnership Shares acquired on behalf of the Eligible Employee shall be determined in accordance with the Market Value of the Shares on the Acquisition Date.

Any surplus money remaining after the acquisition of Partnership Shares by the Trustee may (with the agreement of the relevant Eligible Employee) be carried forward and added to the amount of the next deduction or otherwise must be paid over to him subject to both deduction of income tax under PAYE and employees’ National Insurance Contributions as soon as practicable.

5.5          Restriction on the number of Partnership Shares Awarded

5.5.1                                             The Board may specify the maximum number of Shares (the “award maximum”) to be included in an award of Partnership Shares in accordance with Rule 5.1.5. A different number of Shares may be specified in relation to different awards.

5.5.2                                             Partnership Share Agreements must contain an undertaking by the Board to notify the relevant employee of any restriction on the number of Shares to be included in an award. Where there is no Accumulation Period then the notice must be given before the deduction of Partnership Share Money relating to the award. If there is an Accumulation Period then the notice must be given before the beginning of the Accumulation Period relating to the award.

5.5.3                                             Where the award maximum in respect of an award of Partnership Shares is smaller than the number of shares which would otherwise be included in the award, the number of Partnership Shares included in each individual award shall be reduced proportionately.

5.6          Stopping and re-starting deductions

5.6.1                                             An Eligible Employee may at any time give notice in writing to the Trustee to stop deductions in pursuance of a Partnership Share Agreement.

5.6.2                                             If an Eligible Employee has stopped deductions he can re-start deductions by giving notice in writing to the Trustee (but he may not make up deductions that have been missed).

5.6.3                                             An employee may not re-start deductions more than once in any Accumulation Period.

5.6.4                                             Unless a later date is specified in the notice:-

(a)                                  the Trustee must within 30 days of receiving a notice within Rule 5.6.1 ensure that no further deductions are made under the Partnership Share Agreement;

(b)                                 the Trustee must within 30 days of receiving a notice within Rule 5.6.2 re-start deductions under the Partnership Share Agreement not later than the “re-start date”. For this purpose, the re-start date is (the date of the first deduction due under the Partnership Share Agreement more than 30 days after receipt of the notice.

5.7          Withdrawal from a Partnership Share Agreement

5.7.1                                             An Eligible Employee may withdraw from a Partnership Share Agreement by giving notice in writing to the Trustee.

5.7.2                                             Unless a later date is specified in the notice, a notice of withdrawal will take effect 30 days after it is received by the Trustee.

5.7.3                                             Where an Eligible Employee withdraws from a Partnership Share Agreement any monies held on his behalf for the purchase of Partnership Shares shall be paid over to him as soon as practicable after deduction of income tax under PAYE and employees’ National Insurance Contributions.

5.8          Repayment of Partnership Share Money on withdrawal of approval or termination

Where approval of the Plan is withdrawn or a plan termination notice has been issued in respect of the Plan under paragraph 89 of Schedule 2 to ITEPA any Partnership Share Money held on behalf of an employee must be paid over to him after deduction of income tax under PAYE and employees’ National Insurance Contributions. On a withdrawal of approval this payment must be made as soon as practicable after notice of the withdrawal is given to the Company and where a plan termination notice has been issued, the payment must be made as soon as practicable after that notice is notified to the Trustee under paragraph 89(2) of Schedule 2 to ITEPA.

5.9          Access to Partnership Shares

5.9.1                                             There is no Holding Period in respect of Partnership Shares and a Participant may withdraw any or all of his Partnership Shares from the Plan at any time, however, this may give rise to a charge to tax and employee national insurance contributions. Partnership Shares may not be subject to any provision for forfeiture.

PART 6
PARTNERSHIP SHARES WITH MATCHING SHARES

Where an Eligible Employee has acquired Partnership Shares in accordance with Part 5 the Board can choose to direct the Trustee to award Matching Shares to Eligible Employees in accordance with the provisions of this Part 6.

6.1          General requirements for Matching Shines

6.1.1                                             Matching Shares must:-

(a)                                  be of the same class and carry the same rights as the Partnership Shares to which they relate;

(b)                                 subject to rule 6.2.3 be awarded on the same day as the Partnership Shares to which they relate are awarded;

(c)                                  be awarded to all Eligible Employees who participate in the award on exactly the same basis including in relation to forfeiture.

6.2          Ratio of Matching Shares to Partnership Shares

6.2.1                                             The Partnership Share Agreement entered into by an Eligible Employee must specify:-

(a)                                  the ratio of Matching Shares to Partnership Shares that the Board is currently offering; and

(b)                                 the circumstances and manner in which the ratio may be changed by the Board provided that the Partnership Share Agreement must provide that employees will be informed by the Board if the ratio offered by the Board changes before Partnership Shares are awarded to him under the agreement.

6.2.2                                             The ratio must not exceed 2:1 and must be applied by reference to the number of Shares.

6.2.3                                             If the Partnership Shares on that day are not sufficient to produce a Matching Share, the match shall be made when sufficient Partnership Shares have been acquired to allow at least one Matching Share to be awarded.

6.3         Holding Period

6.3.1                                             In respect of each award of Matching Shares under this Part 6 the Board must specify the Holding Period relating to those Shares. For this purpose, the Holding Period is the period during which a Participant is, by virtue of these Rules, bound by contract with the Company to:-

(a)                                  permit his Matching Shares to remain in the hands of the Trustee; and

(b)                                 (subject to Rule 6.4) not to assign, charge or otherwise dispose of his beneficial interest in the Matching Shares.

6.3.2                                             The Holding Period shall be such period as is determined by the Board acting in its absolute discretion provided that the Holding Period:-

(a)                                  must not be less than three years or more than five years beginning with the date on which the Matching Shares are awarded to the Participant; and

(b)                                 must be the same for all Shares in the same award, however, the Board may specify a different Holding Period for different awards of Matching Shares. The Board may not increase the Holding Period specified in respect of Matching Shares that have already been awarded under the Plan.

6.3.3                                             The Participant’s obligations with respect to the Holding Period come to an end if during the Holding Period he ceases to be in Relevant Employment and are subject to Rule 6.4, Rule 9.2 (duty to account for PAYE) and paragraph 90 of Schedule 2 to ITEPA (termination of Plan: early removal of Shares with Participant’s consent).

6.3.4                                             The Trustee shall notify individuals to whom Matching Shares have been awarded of the Holding Period applicable to those Shares.

6.4          Power to authorise Trustee to accept general offers etc.

6.4.1                                             A Participant may direct the Trustee to do any of the following during the Holding Period:-

(a)                                  to accept an offer for any of his Matching Shares (“the original shares”) if the acceptance or agreement will result in a new holding being equated with the original shares for the purposes of capital gains tax; or

(b)                                 to agree to a transaction affecting his Matching Shares or such of them as are of a particular class, if the transaction would be entered into pursuant to a compromise, arrangement or scheme applicable to or affecting:-

(i)                                     all the ordinary share capital of the Company or, as the case may be, all the shares of the class in question, or

(ii)                                  all the shares, or all the shares of the class in question, which are held by a class of shareholders identified otherwise than by reference to their employment or their participation in an approved employee share ownership plan; or

(c)                                  to accept an offer of cash, with or without other assets, for his Matching Shares if the offer forms part of a general offer which is made to holders of shares of the same class as his or of shares in the same company and which is made in the first instance on a condition such that if it is satisfied the person making the offer will have control of that company, within the meaning of section 450 of the Corporation Tax Act 2010; or

(d)                                 to accept an offer of a qualifying corporate bond (whether alone or with other assets or cash or both) for his Matching Shares if the other forms part of such general offer as is mentioned in paragraph (c).

6.4.2                                             In 6.4.1(d) “qualifying corporate bond” shall be construed in accordance with section 117 of the Taxation of Chargeable Gains Act 1992.

6.5          Forfeiture of Matching Shares

6.5.1                                             The Board can determine that all Matching Shares awarded on a particular occasion will be subject to a provision for forfeiture in accordance with paragraph 32 Schedule 2 to ITEPA. This means that a Participant shall cease to be beneficially entitled to the Shares in specified circumstances. These circumstances can be:-

(a)                                  where a Participant ceases to be in Relevant Employment before the end of the Forfeiture Period; or

(b)                                 on the Participant withdrawing the Matching Shares from the Plan in the Forfeiture Period; or

(c)                                  on the Participant withdrawing the Partnership Shares in respect of which the Matching Shares were appropriated within the Forfeiture Period,

provided that Matching Shares may not be forfeited if the Participant leaves by reason of his death, injury, disability, Redundancy, by reason of his retirement in accordance with the Participant’s contract of employment, by reason of a transfer to which the Transfer of Undertakings (Protection of Employment) Regulations 1981 apply or by reason of a change of control or other circumstances as a result of which the company by which he is employed ceases to be an Associated Company of the Company.

6.5.2                                             If a Participant leaves and/or withdraws his shares during the Forfeiture Period under Rule 6.5.1 he shall forfeit 100% of his Shares.

PART 7
DIVIDEND SHARES

7.1                               Treatment of Dividends

7.1.1                     The Free Share Agreement or Partnership Share Agreement, as appropriate, shall set out the rights and obligations of Participants receiving cash dividends in respect of their Plan Shares.

7.2                               Reinvestment of Dividends

7.2.1                     The Company may decide to:

(i)             apply all Participant’s cash dividends, up to the limit specified in Rule 7.2.3 below, to acquire further Shares, known as Dividend Shares, on behalf of Participants;

(ii)          to pay all dividends in cash to all Participants; or

(iii)       to offer Participants the choice of either (i) or (ii) above,

save that the Company may revoke any direction for the reinvestment of cash dividends at any time (in its absolute discretion).

7.2.2                     Dividend Shares shall be Shares:

(i)    of the same class and carrying the same rights as the Shares in respect of which the dividend is paid; and

(ii)   which are not subject to any provision for forfeiture.

7.2.3                     The amount applied by the Trustee in acquiring Dividend Shares shall not exceed £1,500 in each Year. If the amounts received by the Trustee exceed this limit, the balance shall be paid over to the Participant as soon practicable and subject to Rule 7.5.2 below.

7.2.4                     (Subject to the foregoing) the Trustee shall apply the cash dividends to acquire Dividend Shares on behalf of the Participants no later than 30 days after the dividend is received by the Trustee (the “Acquisition Date”). The number of Dividend Shares acquired on behalf of each Participant shall be determined by the Initial Market Value of the Shares on the Acquisition Date. In exercising their powers in relation to the acquisition of Dividend Shares the Trustee must treat Participants fairly and equally.

7.2.5                     Subject to Rule 7.2.6, any amount of a cash dividend that is not reinvested, either:

(i)            because the amount of dividend is insufficient to acquire a Dividend Share; or

(ii)           because there is an amount remaining after acquiring the Dividend Shares,

may be retained by the Trustee and carried forward to be added to the amount of the next cash dividend to be reinvested.

7.2.6                     If, during the period of three years beginning with the date on which the cash dividend was paid:

(i)            it is not reinvested; or

(ii)           the Participant ceases to be in Relevant Employment; or

(iii)          a Plan Termination Notice is issued,

the amount shall be repaid to the Participant as soon as practicable.

7.3                               Holding Period

7.3.1                     In respect of each award of Dividend Shares under this Part 7 the Board must specify the Holding Period relating to those Shares. For this purpose the Holding Period is the period during which a Participant is, by virtue of the Free Share Agreement or Partnership Share Agreement, as appropriate, is bound by contract with the Company to:

(i)            permit his Dividend Shares to remain in the hands of the Trustee; and

(ii)           (subject to Rule 7.4) not to assign, charge or otherwise dispose of his beneficial interest in the Dividend Shares.

7.3.2                     The Holding Period shall be three years beginning with the relevant Acquisition Date and shall be the same for all Dividend Shares.

7.3.3                     The Participant’s obligations with respect to the Holding Period shall come to an end if during the Holding Period he ceases to be in Relevant Employment and/or becomes subject to Rule 7.4, Rule 9.2 (duty to account for PAYE) and paragraph 90 of Schedule 2 to ITEPA (termination of Plan: early removal of Shares with Participant’s consent).

7.3.4                     The Trustee shall notify individuals to whom Dividend Shares have been awarded of the Holding Period applicable to those Shares.

7.4                               Power to authorise Trustee to accept general offers etc.

7.4.1                     A Participant may direct the Trustee to do any of the following during the Holding Period-

(i)                                     to accept an offer for any of his Dividend Shares (“the original shares”) if the acceptance or agreement will result in a new holding being equated with the original shares for the purposes of capital gains tax; or

(ii)          to agree to a transaction affecting his Dividend Shares or such of them as are of a particular class, if the transaction would be entered into pursuant to a compromise, arrangement or scheme applicable to or affecting -

•                                          all the ordinary share capital of the Company or, as the case may be, all the shares of the class in question, or

•                                          all the shares, or all the shares of the class in question, which are held by a class of shareholders identified otherwise than by reference to their employment or their participation in an approved employee share ownership plan; or

(iii)       to accept an offer of cash, with or without other assets, for his Dividend Shares if the offer forms part of a general offer which is made to holders of shares of the same class as his or of shares in the same company and which is made in the first instance on a condition such that if it is satisfied the person making the offer will have control of that company, within the meaning of section 450 of the Corporation Tax Act 2010; or

(iv)      to accept an offer of a qualifying corporate bond (whether alone or with other assets or cash or both) for his Dividend Shares if the other forms part of such general offer as is mentioned in paragraph (iii).

7.4.2                     In 7.4.l(iv) “qualifying corporate bond” shall be construed in accordance with section 117 of the Taxation of Chargeable Gains Act 1992.

7.5                                                       Cash Dividends not subject to Reinvestment

7.5.1                     Cash dividends in respect of Plan Shares held on behalf of a Participant which are not subject to reinvestment in accordance with Rule 7.2 above shall be paid over to the Participant as soon as practicable.

7.5.2                     The Trustee must send the Participant a “tax certificate” within the meaning of sections 1104 and 1106 of the Corporation Tax Act 2010.

PART 8
PROVISIONS RELATING TO SHARES USED IN THE PLAN

8.1                               Treatment of Distributions and capital receipts

8.1.1                     Shares awarded under the Plan shall subject to the provisions of the Plan, receive identical treatment and rank pari passu in all respects with all other shares of the same class (provided that Shares which have been newly issued may receive, in respect of dividends payable with respect to an Accounting Period beginning before the date on which such Shares were issued, treatment which is less favourable than that accorded to Shares issued before that date).

8.1.2                     Where the Trustee receives a sum of money that constitutes a capital receipt within the meaning of Schedule 2 to ITEPA in respect of which the Participant is chargeable to income tax under ITEPA the Trustee shall (unless HMRC directs otherwise) pay out of that sum to the Employer Company an amount equal to that on which income tax is payable and the Employer Company shall pay over that amount to the Participant but in doing so shall make a deduction of income tax under PAYE and, if appropriate, employees’ National Insurance Contributions.

8.1.3                     Subject to its own obligations to account for income tax under PAYE and National Insurance Contributions and its PAYE obligations in relation to Shares ceasing to be subject to the Plan and capital receipts and other than in relation to New Shares the Trustee shall pay or transfer to a Participant any money or money’s worth received by it in respect of or by reference to any of the Participant’s Shares (less any costs or expenses or any sums of £1 or less and shall be entitled to use such sums to defray the expenses of the Plan).

8.1.4                     While Shares are held by the Trustee it shall in respect of any matter upon which the Trustee is entitled to exercise any voting rights attaching to such Shares comply with any direction from the relevant Participant or from any other person in whom the beneficial interest in the Shares is for the time being vested as to the exercise of such voting rights and in the absence of such direction shall refrain from voting.

8.1.5                     The Trustee shall deal only pursuant to a direction given by or on behalf of a Participant with any right conferred in respect of any of his Shares to be allotted other shares, securities or rights of any description and each Participant must give the Trustee a general direction using the form of notification prescribed by the Board from time to time as to how the Trustee should deal with such rights.

8.2                               Listing of Shares

8.2.1                                             If the Shares are listed at the relevant time then the Board shall use its best endeavours to procure that as soon as reasonably practicable after Shares have been awarded to Participants such Shares are listed.

8.3                               Company Reconstructions

8.3.1                                             This Rule applies where there occurs in relation to any of a Participant’s Shares (in this Rule referred to as “the Original Holding”):-

(a)                                  a transaction which results in a new holding being equated with the Original Holding for the purpose of capital gains tax; or

(b)                                 a transaction that would have that result but for the fact that what would be the new holding consists of or includes a qualifying corporate bond other than a transaction within Rule 8.3.3.

Such a transaction is referred to as a “company reconstruction”.

8.3.2                                             In this rule:

(a)                                  “New Shares” means shares comprised in the new holding which were issued in respect of or otherwise represent, shares comprised in the Original Holding; and

(b)                                 “corresponding shares” in relation to any New Shares means those shares in respect of which the New Shares are issued or which the New Shares otherwise represent.

8.3.3                                             Where an issue of shares of any of the following descriptions (in respect of which a charge to income tax arises) is made as part of a company reconstruction, those shares shall be treated for the purposes of this Rule as not forming part of the new holding:-

(a)                                  redeemable shares or securities issued as mentioned in section 1001(1) of the Corporation Tax Act 2010;

(b)                                 share capital issued in circumstances such that section 1022 of the Corporation Tax Act 2010 applies;

(c)                                  share capital to which section 1049 of the Corporation Tax Act 2010 applies.

8.3.4                                             Subject to the following provisions of this Rule 8.3, references in the Plan to a

Participant’s Shares shall be construed after the time of the company reconstruction as being or, as the case may be, as including references to any New Shares.

8.3.5                                             For the purposes of the Plan:-

(a)                                  a company reconstruction shall be treated as not involving a disposal of Shares comprised in the Original Holding;

(b)                                 the date on which any New Shares are to be treated as having been awarded to the Participant (or acquired on behalf of the Participant in the case of Dividend Shares) shall be that on which the corresponding shares were awarded (or acquired on behalf of the Participant in the case of Dividend Shares);

(c)                                  the conditions which shares have to satisfy to be capable of being used within the Plan shall be treated as fulfilled with respect to the corresponding shares; and

(d)                                 the provisions of Chapter 6 of Part VII ITEPA shall apply in relation to the New Shares as they would have applied to the corresponding shares.

Rules 8.3.4 and 8.3.5 are subject to Rule 8.4.

8.3.6                                             For the purposes of this Plan if, as part of a company reconstruction, the Trustee becomes entitled to a capital receipt, its entitlement to the capital receipt shall be taken to arise before the new holding comes into being.

8.3.7                                             In the context of a new holding any reference in this Plan to shares include securities and rights of any description which form part of the new holding for the purposes of Chapter II of Part IV of the Taxation of Chargeable Gains Act 1992.

8.4                               Shares acquired under a rights issue

8.4.1                                             Where the Trustee exercises rights under a rights issue conferred in respect of a Participant’s Shares the shares or securities or rights allotted as a result shall be treated for the purposes of this Plan as if they were Plan Shares:

(a)                                  identical to the Shares in respect of which the rights were conferred; and

(b)                                 appropriated to or acquired on behalf of the Participant under the Plan in the same way and at the same time as those Shares:-

This is subject to the provisions of Rules 8.4.2 and 8.4.3.

8.4.2                                             Where the funds used by the Trustee to exercise rights under a rights issue are provided otherwise than by virtue of the exercise by the Trustee of their powers under paragraph 7.1.6 of the Deed to raise funds to subscribe for rights issue shares;

(a)                                  any shares, securities or rights allotted are not Plan Shares; and

(b)                                 sections 127 to 130 of the Taxation of Chargeable Gains Act 1992 shall not apply in relation to them.

8.4.3                                             Rule 8.4.1 does not apply in relation to rights arising under a rights issue unless similar rights are conferred in respect of all ordinary shares in the company. If similar rights are not so conferred then any shares, securities or rights allotted are not Plan Shares and sections 127 to 130 of the Taxation of Chargeable Gains Act 1992 shall not apply in relation to them.

8.5                               Leavers

All Participants who cease to be in Relevant Employment will receive from the Trustee a communication asking for their instructions as to whether the Shares are to be sold or transferred. If instructions are not received within 30 days of a Participant’s Shares ceasing to be subject to the Plan the Trustee may sell all his Shares and shall pay the proceeds of sale less any income tax, employee’s national insurance and reasonable selling costs into the bank account of the Participant who has ceased to be in Relevant Employment.

PART 9
GENERAL

9.1                               Rights of Employees

Participation in this Plan by a Participant is a matter entirely separate from any pension right or entitlement he may have and from his terms or conditions of employment and in particular (but without limiting the generality of the foregoing words) any Participant who leaves the employment of the Company or a Subsidiary shall not be entitled to any compensation for any loss of any right or benefit or prospective right or benefit under this Plan which he might otherwise have enjoyed or for the forfeiture of any Shares whether such compensation is claimed by way of damages for wrongful dismissal or other breach of contract or by way of compensation for loss of office or otherwise howsoever.

9.2                               Duty to Account for PAYE etc

9.2.1                                             Where a Participant’s Plan Shares cease to be subject to the Plan within the meaning of paragraph 97 of Schedule 2 to ITEPA a PAYE obligation may arise.

9.2.2                                             Where a PAYE obligation arises under the Plan the Participant may be required by the Board to pay to the Employer Company an amount that is sufficient to discharge the PAYE obligation. The Trustee is authorised to meet that obligation:-

(a)                                  by disposing of any of those Shares or any of the Participant’s remaining Plan Shares (if any); or

(b)                                 by virtue of the Participant paying to the Trustee a sum equal to the amount required to discharge the obligation.

For this purpose the reference to “disposing of Shares” includes the acquisition of the Shares by the Trustee for the purposes of the Trust.

9.2.3                                             (Unless the Participant has already paid to the Employer Company such an amount and unless the HMRC directs otherwise) the Trustee must pay to the Employer Company a sum which is sufficient to enable that company to discharge the PAYE obligation.

9.3                            Modification and Alterations

9.3.1                                             The Board may with the written agreement of the Trustee alter or add to all or any of the Rules of the Plan from time to time in any way they think fit.

Provided that:

(a)                                  no alteration which would adversely prejudice to a material extent the rights attaching to any Shares awarded to or acquired by Participants shall be made nor shall any alteration be made giving Participating Companies a beneficial interest in Plan Shares;

(b)                                 if the Plan is at the time of an amendment or addition approved by HMRC no alteration of a Key Feature of the Plan or of the terms of the Deed shall be made until it has been approved by HMRC. For this purpose a Key Feature is one which relates to a provision that is necessary in order to meet the requirements of Schedule 2 to ITEPA; and

(c)                                  the provisions (if any) relating to the definition of Eligible Employee, the limitation on the number of Shares subject to the Plan, the maximum entitlement for any one Eligible Employee or the basis for determining an Eligible Employee’s entitlement to and the terms of Shares to be provided under the Plan may not be amended without the prior sanction of an Ordinary Resolution of the Company in General Meeting provided that no such sanction shall be required in the case of a minor amendment to benefit the administration of the Plan or an amendment to take account of a change in legislation or to obtain or maximise favourable tax, exchange control or regulatory treatment for Participants or for Participating Companies.

9.3.2                                             Following any amendment to the Rules of the Plan in accordance with Rule 9.3.1 above, the Company shall, as soon as reasonably practicable, provide the Trustee with an amended version of the Rules to the Plan detailing the relevant amendments made.

9.4                               Administration

9.4.1                                             Any direction to the Trustee in respect of a Participant’s Shares must be given in writing by or on behalf of the Participant or any person in whom the beneficial interest in his Shares is for the time being vested. Any notification, document, payment or other communication to a Participant shall be delivered personally or sent by post to the Participant at the address which he shall give to the Company for the purpose, or failing any such address to his last known place of abode.

9.4.2                                             If any matter arises on or in connection with this Plan or its operation for which specific provision is not made in these Rules such matter shall be resolved dealt with or provided for in such manner as the Board shall in its absolute discretion consider appropriate after taking into account the respective interests of the Company and of the Participants and the requirements of HMRC.

9.5                               Limitation upon number of Shares available to the Plan

9.5.1                                             No Shares shall be issued to the Trustee on any date if the number of Shares proposed to be issued when aggregated with the number of Shares:-

(a)                                  issued to the Trustee under the Plan during the period of ten years ending on that date;

(b)                                 issued on the exercise of, or remaining capable of being issued on the exercise of options granted during the period of ten years ending on that date under any share option scheme adopted by the Company; and

(c)                                  issued during the period of ten years ending on that date under any other employee share scheme adopted by the Company would exceed 10 per cent of the Shares in issue immediately prior to that date. In determining the limits in this Rule 9.5 no account shall be taken of any Shares where the right to acquire the Shares was released, lapsed or has otherwise become incapable of exercise. In determining the limits in this Rule 9.5, no account shall be taken of any rights to subscribe for Shares granted to an Employee Trust to the extent that the right was granted to enable the trustee of such a trust to satisfy the rights referred to above (i.e. to avoid double counting). Any Option granted to an Eligible Employee shall be limited and take effect to the extent that it does not breach one or more of the limitations contained in this Rule 9.5.

9.6                               Termination of the Plan

9.6.1                                             The Board may issue a Plan termination notice (as defined in paragraph 89 of Schedule 2 to ITEPA) at any time.

9.6.2                                             Where a Plan termination notice is issued a copy of the notice must be given, without delay, to

(a)                                  HMRC; and

(b)                                 the Trustee; and

(c)                                  each individual who has Plan Shares or who has entered into a Partnership Share Agreement which was in force immediately before the notice was issued.

9.6.3                                             Following the issue of a Plan termination notice the Trustee shall remove Plan Shares from the Plan in accordance with paragraph 90 of Schedule 2 ITEPA.

January 2012

DATED FEBRUARY 2, 2012

TRUST DEED

FOR THE

VIRGIN MEDIA INC.

SHARE INCENTIVE PLAN

Travers Smith LLP

10 Snow Hill London EC1A 2AL

www.traverssmith.com